Exhibit (d)(ii)(G)
FORM OF
AMERICAN BEACON FUNDS
INVESTMENT ADVISORY AGREEMENT
     AGREEMENT made this 12th day of September, 2008 by and between America Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and Goldman Sachs Asset Management, LP (the “Adviser”);
     WHEREAS, American Beacon Funds (the “Trust”), a Massachusetts Business Trust, is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, consisting of several series (portfolios) of shares, each having its own investment policies; and
     WHEREAS, the Trust has retained the Manager to provide the Trust with business and asset management services, subject to the control of the Board of Trustees;
     WHEREAS, the Trust’s agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and
     WHEREAS, the Manager desires to retain the Adviser to render investment management services to the Trust with respect to certain of its investment portfolios and such other investment portfolios as the Trust and the Adviser may agree upon and so specify in the Schedule(s) attached hereto (collectively the “Portfolios”) and as described in the Trust’s registration statement on Form N-1A as amended from time to time, and the Adviser is willing to render such services;
     NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:
     1. Duties of the Adviser. The Manager employs the Adviser to manage the investment and reinvestment of such portion, if any, of the Portfolios’ assets as is designated by the Manager from time to time, and, with respect to such assets, to continuously review, supervise, and administer the investment program of the Portfolios, to determine in the Adviser’s discretion the securities to be purchased or sold, to provide the Manager and the Trust with records concerning the Adviser’s activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust’s officers and Trustees concerning the Adviser’s discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the Manager’s oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Portfolio set forth in the Trust’s current registration statement as amended from time to time and applicable laws and regulations, and any guidelines or procedures adopted by the Trust’s Board of Trustees, or implemented by the Manager with respect to the Adviser; provided that with respect to procedures governing transactions involving “affiliated persons,” as defined by the 1940 Act (such as those adopted pursuant to 1940 Act Rules 17a-7, 17e-1, and 10f-3), the Manager will identify any affiliated person of the Manager and each Portfolio, other than affiliates of the

Adviser, taking into account all applicable exemptive orders and no-action relief applicable to the Trust and the Portfolios. The Adviser accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. The Adviser shall not be responsible for any other expenses unless expressly stated in writing. (With respect to any of the Portfolio assets allocated for management by the Adviser, the Adviser in its sole discretion can request that the Manager make the investment decisions with respect to that portion of assets, which the Adviser deems, should be invested in short-term money market instruments. The Manager agrees to provide this service.) The Manager will instruct the Trust’s Custodian(s) to hold and/or transfer the Portfolios’ assets in accordance with Proper Instructions received from the Adviser. (For this purpose, the term “Proper Instructions” shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s).) The Adviser will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses except as specified in this Agreement.
     2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities and other investments for the Portfolios and is directed to use its best efforts to obtain the best execution with respect to brokers’ commissions and discounts as described in the Trust’s current registration statement as amended from time to time. In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates. The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.
     Subject to such policies as the Board of Trustees may determine consistent with Section 28(e) of the Securities Exchange Act of 1934, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of having caused any such Portfolio to pay a broker or dealer, acting as agent, for effecting a portfolio transaction at a price in excess of the amount of commission another broker or dealer would have charged for effecting the transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s (or its affiliates’) overall responsibilities with respect to any such Portfolio and to its other clients as to which it exercises investment discretion. The Adviser agrees not to engage in such “soft dollar” transactions without first obtaining the prior written consent of the Manager.
     The Manager shall notify the Adviser promptly, and in no event more than 15 calendar days after quarter-end, of any non-compliance by the Portfolio of Subchapter M of the Internal Revenue Code attributable to the portion of the Portfolio managed by the Adviser.

     3. Voting Rights. The Trust will exercise voting rights on any assets held in the Portfolios.
     4. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Manager shall pay to the Adviser compensation at the rate specified in Schedule(s) attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser quarterly in arrears, within 15 business days after the end of each quarter and shall be calculated by applying the annual percentage rate(s) as specified in the attached Schedule(s) to the average daily assets of the specified Portfolios during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s).
     The Adviser agrees that the fee paid by the Manager will not exceed: (a) the annual blended fee in basis points paid by any new “Account” (defined below) which is smaller than the Manager’s account that is accepted by the Adviser after the effective date of the Agreement and that the Adviser is still managing as of the date of this Amendment; and (b) the actual annual dollar amount of the fee paid by any such Account which is larger than the Manager’s account. For purposes of this Section 4, an “Account” will mean an account advised by the Adviser pursuant to a Structured Large Cap U.S. Growth strategy which has a tracking error target between 3% and 4% and is of the same or comparable size as the Large Cap Growth Fund of the Trust.
     The parties agree that the following will not be considered an “Account” for purposes of analyzing the above referenced paragraph:
(i) accounts that pay incentive fees (i.e., fees that are based all or in part on the performance of a client’s account against any benchmark or on capital appreciation or total returns of such account);
(ii) accounts of clients that maintain multiple mandates or other investment management related relationships with the Adviser;
(iii) accounts acquired by the Adviser or its affiliates through purchase, business combinations or the like; and
(iv) pooled vehicles that are not registered under the 1940 Act (i.e., collective trusts).
     In the event that the fee paid by the Manager exceeds the fee paid by any Account described in (a) or (b) above, the fee paid by the Manager automatically will be reduced to match the fee charged to such Account, subject to the requirements of the Investment Company Act of 1940, as amended, applicable rules and regulations or any exemptive relief granted by the Securities and Exchange Commission to the Manager or its affiliates thereunder.
     5. Other Services. At the request of the Trust or the Manager, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at a price to be agreed upon by the Adviser and the Trust or the Manager.

     6. Reports. The Manager (on behalf of the Trust) and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonable request. Manager represents that it and the Trust, on behalf of each Portfolio, has received Parts I and II of Adviser’s Form ADV.
     7. Status of Adviser. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser and its directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. In this connection, the Adviser may, on occasion when the purchase or sale of a security is deemed to be in the best interest of any such Portfolio as well as any other investment advisory clients, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Trust’s registration statement. In such event, allocation of the securities so sold or purchased, as well as expenses incurred in the transaction, will be made by the Adviser in a manner that is fair and equitable in the judgment of the Adviser in the exercise of its fiduciary obligations to any Portfolio and to such other clients.
     The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Manager or the Trust in any way or otherwise be deemed an agent to the Manager of the Trust.
     8. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 which are prepared or maintained by the Adviser on behalf of the Manager or the Trust are the property of the Manager or the Trust and will be surrendered promptly to the Manager or Trust on request.
     9. Liability of Manager and Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Adviser, Adviser (and its partners, officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with Adviser (“associated persons”)) will not be subject to liability to Manager, the Trust or any Portfolios or any other person for any act or omission in the course of, or connected with, rendering services hereunder or for any loss suffered by Manager, the Trust or any Portfolios or any other person in connection with the matters to which this Agreement relates (including, without limitation, as a result of the failure by Manager or any of its affiliates to comply with this Agreement, or as a result of any error of judgment) except to the extent specified in Section 36(b) of the Investment Company Act of 1940 concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.
     The Adviser shall not be liable for (i) any acts of any other investment adviser or portfolio manager to any Portfolio(s) of the Trust with respect to the portion of assets of any such Portfolio not managed by the Adviser and (ii) acts of the Adviser which result from acts of the Manager or the Trust, including but not limited to, a failure of the Manager or the Trust to provide accurate and current information with respect to any records maintained by the Manager or the Trust or any other investment adviser or portfolio manages of any such Portfolio(s) or the Trust. In no event shall the Adviser or its affiliates have any liability arising from the conduct of the Trust, any Portfolio, or any other investment adviser or portfolio manager with respect to the portion of a Portfolio’s assets not allocated to the Adviser.
     Manager hereby indemnifies, defends and protects Adviser and holds Adviser and its associated persons harmless from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, counsel fees and expenses of any nature (“Losses”) arising out of any breach by Manager of any representation or agreement contained in this Agreement. Manager also agrees to indemnify and hold harmless Adviser for any Losses arising out of any disabling conduct or breach committed by any other investment adviser to the Portfolio(s). Adviser hereby indemnifies, defends and protects Manager and the Fund and holds Manager harmless from and against any Losses arising out of the Adviser’s disabling conduct.
     Each indemnifying party will be entitled to participate at its own expense in the defense of covered claims or, if it so elects, to assume the defense of any suit brought to enforce any such liability. If the indemnifying party elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnifying party. In the event the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party may retain additional counsel, but shall bear the fees and expenses of such counsel unless the indemnifying party has specifically authorized the retaining of such counsel. The indemnifying party shall not be liable to indemnify the indemnified party for any settlement of any claim affected without the indemnified party’s written consent, which consent shall not be unreasonably withheld or delayed.
     10. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust’s registration statement as required by law.
     11. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to each Portfolio and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio; provided, however, that if the shareholders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder. This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by the Manager, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 60 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address. Notices and other writings delivered or mailed postage prepaid to Manager at 4333 Amon Carter Blvd., MD 5645, Ft Worth, TX 76155, or to Adviser at 32 Old Slip, New York, NY 10005, or to such other address as Manager or Adviser may hereafter specify by written notice to the most recent address specified by the other party, will be deemed to have been properly delivered or given hereunder to the respective addressee.
     As used in this Section 11, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.
     12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
     13. Use of Adviser’s Name. It is understood that the name “Goldman, Sachs & Co.” or “Goldman Sachs” or any derivative thereof, any trade name, trademark, trade device, service mark, symbol or logo associated with those names are the valuable property of the Adviser and that the Manager has the right to use such name (or derivative or logo), in offering materials of the Trust and/or Portfolios with the prior written approval of the Adviser and for so long as the Adviser is an investment adviser to the Trust and/or the Portfolios. Upon termination of this Agreement between the Manager and the Adviser, the Trust, Portfolios, and the Manager shall forthwith cease to use such name (or derivative or logo).
     Neither the Trust (including the Portfolios) nor the Manager shall use the Adviser’s name (or that of any affiliate, including the name “Goldman Sachs”) in promotional or sales related materials prepared by or on behalf of the Manager or the Trust and/or the Portfolios, without prior review and approval by the Adviser, which shall not be unreasonably withheld. In lieu of approving each promotional or sales related item, Adviser may approve a standard form or template for the use of its name in such material distributed on a regular basis.
     A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Goldman Sachs Asset Management, LP		American Beacon Advisors, Inc.

By:		By:
	Name:		William F. Quinn
	Title:		Chairman

FORM OF
Schedule A
to the
American Beacon Funds
Investment Advisory Agreement
between
America Beacon Advisors, Inc.
and
Goldman Sachs Asset Management, LP
     American Beacon Advisors, Inc. shall pay compensation to Goldman Sachs Asset Management, L.P. pursuant to Section 4 of the Investment Advisory Agreement between said parties for rendering investment management services with respect to the Large Cap Growth Fund (the “Portfolio”) in accordance with the following annual percentage rates:
     XX basis points on the first $50 million in assets;
     XX basis points on the next $50 million;
     XX basis points on the next $100 million; and
     XX basis points thereafter
DATED: September 12, 2008